Exhibit 4.17
DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of our common stock and provisions of our restated certificate of incorporation, as amended (“restated certificate”), and amended and restated by-laws (“by-laws”) are summaries, and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of the restated certificate, by-laws and forms of warrants, each of which is filed as an exhibit to the Company’s Annual Report on Form 10-K of which this Exhibit 4.17 is a part. We encourage you to review the terms and provisions set forth therein for additional information.

Authorized Capital Stock
Our restated certificate authorizes us to issue up to 500,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock
Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Warrants to Purchase Common Stock
In March 2019, Arsanis, Inc. completed a business combination with X4 Therapeutics, Inc., formerly X4 Pharmaceuticals, Inc. (“Legacy X4”) and changed its name to X4 Pharmaceuticals, Inc. In connection with such business combination, certain then-outstanding warrants issued by Legacy X4 to purchase preferred stock of Legacy X4 were exchanged for warrants to purchase common stock of X4 Pharmaceuticals, Inc., formerly Arsanis, Inc. (the “Legacy Warrants”). We also authorized and issued a warrant to Hercules Capital Inc. (the “Hercules Warrant”), Class A warrants (the “Class A Warrants”), Class B warrants (which expired on December 29, 2022), Class C warrants (the “Class C Warrants”), pre-funded warrants (the “Pre-Funded Warrants”) and certain warrants in a private placement (the “Private Placement Warrants”).

The number of shares of common stock to be received upon the exercise of such warrants may be adjusted from time to time upon the occurrence of certain events, including, but not limited to, stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. Further, the exercise price and number of shares of common stock to be received upon the exercise of the warrants are subject to appropriate adjustment in the event our company consummates certain change in control or capital reorganization transactions as set forth in such warrants. Subject to applicable laws, each warrant may be transferred at the option of the holder upon surrender of such warrant to us together with the appropriate instruments of transfer.

Legacy Warrants
As of December 31, 2022, there were 161,307 Legacy Warrants outstanding at an exercise price of $19.78 per share. Each Legacy Warrant entitle the holder to purchase one share of our common stock and is subject to adjustment as discussed above.

The Legacy Warrants will expire on:

Exhibit 4.17
•October 24, 2026 as to 5,155 Legacy Warrants outstanding;
•December 28, 2027 as to 115,916 Legacy Warrants outstanding;
•September 12, 2028 as to 20,220 Legacy Warrants outstanding; and
•October 19, 2028 as to 20,016 Legacy Warrants outstanding.

Hercules Warrant
As of December 31, 2022, the Hercules Warrant was outstanding and entitles the holder to purchase 5,000 shares of our common stock at an exercise price of $19.80 per share. The Hercules Warrant expires on March 12, 2029.

Class A Warrants
In connection with our issuance of securities in a public offering that closed on April 16, 2019, we issued 3,900,000 Class A Warrants, which have an exercise price of $13.20 per share and expire on April 15, 2024. The Class A Warrants became immediately exercisable upon issuance, provided that each holder of Class A Warrants is prohibited, subject to certain exceptions, from exercising the Class A Warrant for shares of our common stock to the extent that immediately prior to or after giving effect to such exercise, the holder, together with its affiliates and other attribution parties, would own more than 9.99% of the total number of shares of our common stock then issued and outstanding, which percentage may be changed at the holders’ election to a higher or lower percentage not in excess of 19.99% (if exceeding such percentage would result in a change of control under Nasdaq Listing Rule 5636(b) or any successor rule) upon 61 days’ notice to us subject to the terms of the Class A Warrants. If there is no effective registration statement at the time of exercise, the Class A Warrants may be exercised cashlessly.

As of December 31, 2022, 3,866,154 Class A Warrants were outstanding and remain unexercised.

Private Placement Warrants
In connection with our issuance of securities in a private placement that closed on July 6, 2022, we issued Private Placement Warrants to purchase an aggregate of 50,925,365 shares of common stock or Pre-Funded Warrants. Each Private Placement Warrant has an exercise price equal to $1.095 per share and will expire on July 6, 2027.

The Private Placement Warrants became immediately exercisable upon issuance, provided that each holder of Private Placement Warrants may not exercise any portion of the Private Placement Warrants if such holder, together with its affiliates, would beneficially own in excess of 4.99% or 9.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise; provided, however, that each holder may increase or decrease such beneficial ownership limitation by giving 61 days’ notice to us, but not to any percentage in excess of 19.99%. If the holder is not permitted to exercise a Private Placement Warrant for shares of our common stock due to the foregoing limitation, then the holder may exercise the Private Placement Warrant for an equivalent number of Pre-Funded Warrants with an exercise price of $0.001. If there is no effective registration statement at the time of exercise, the Private Placement Warrants may be exercised on cashless basis.

As of December 31, 2022, 50,925,365 Private Placement Warrants were outstanding and remain unexercised.

Class C Warrants
In connection with our issuance of securities in a public offering that closed on December 9, 2022, we issued 65,525,894 Class C Warrants, each of which are exercisable at two Class C Warrants for one share of our common stock or Pre-Funded Warrants to purchase shares of our common stock. The Class C Warrants have an exercise price of $1.50 per set of two Class C warrants, expire on December 9, 2027 and were immediately exercisable upon issuance, provided that a holder is prohibited, subject to certain exceptions, from exercising the Class C Warrant for shares of our common stock to the extent that immediately after giving effect to such exercise, such holder, together with its affiliates and other attribution parties, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding, which percentage may be changed at the holder’s election to a higher or lower percentage not in excess of 9.99% upon 61 days’ prior notice from the holder to us subject to the terms of the Class C Warrants. If a holder is not permitted to exercise a Class C Warrant for shares of our common

Exhibit 4.17
stock due to the foregoing limitation, then the holder may exercise the Class C Warrant for an equivalent number of Pre-Funded Warrants with an exercise price of $0.001. If there is no effective registration statement at the time of exercise, the Class C Warrants may be exercised cashlessly.

As of December 31, 2022, 65,525,894 Class C Warrants are outstanding and remain unexercised.

Pre-Funded Warrants
As of December 31, 2022, there were 24,150,977 Pre-Funded Warrants to purchase shares of our common stock at an exercise price of $0.001 per share as to 21,326,279 Pre-Funded Warrants outstanding and an exercise price of $0.01 per share as to 2,824,698 Pre-Funded Warrants outstanding. The Pre-Funded Warrants are exercisable, subject to certain beneficial ownership restrictions, at any time after their original issuance and will not expire.

Anti-Takeover Provisions
Section 203 of the Delaware General Corporation Law
We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
•before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Staggered Board
Our restated certificate and by-laws divide our board of directors into three classes with staggered three year terms. In addition, our restated certificate and by-laws provide that directors may be removed only for cause and only by the affirmative vote of the holders of 75% of our shares of capital stock present in person or by proxy and entitled to vote. Under our restated certificate and by-laws, any vacancy on our

Exhibit 4.17
board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Furthermore, our restated certificate provides that the authorized number of directors may be changed only by the resolution of our board of directors, subject to the rights of any holders of preferred stock to elect directors. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors, change the authorized number of directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Authorized but Unissued Shares
The authorized but unissued shares of common stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of any exchange on which our shares are listed. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations; Stockholder Action
Our restated certificate and restated by-laws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our restated certificate and our restated by-laws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of our board of directors, our chief executive officer or our board of directors. In addition, our restated by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions also could discourage a third party from making a tender offer for our common stock because even if the third party acquired a majority of our outstanding voting stock, it would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting and not by written consent.

Super Majority Voting
The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, require a greater percentage. Our amended and restated by-laws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in any election of directors. In addition, the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with certain of the provisions of our restated certificate.

Exclusive Forum Selection
Our restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of our company, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or stockholders to our company or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim arising pursuant to any provision of our restated certificate or restated by-laws (in each case, as they may be amended from time to time) or governed by the internal affairs doctrine. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the

Exhibit 4.17
Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Although our restated certificate contains the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A., with offices at 250 Royall Street, Canton, Massachusetts 02021.

Listing on Nasdaq
Our common stock is listed on the Nasdaq Capital Market under the symbol “XFOR.”